Exhibit 10.2

Board of Directors Resolution Amending Option Awards for Gary Stuart

RESOLVED, in accordance with the Nominating & Governance Committee recommendation, the Expiration Date (as defined under the applicable option award agreement) of each of the outstanding options to purchase ACE Limited stock granted to Gary M. Stuart under the 1995 Outside Directors Plan, as set forth below, shall be determined as though Mr. Stuart remained a member of the Board of Directors until the ten-year anniversary of the respective date of grant of the option.

Grant Date	Shares Initially Covered by Award	Exercise Price	# Vested
11-May-01	4,000	$35.25	4,000
11-May-01	2,000	$35.25	2,000
16-May-02	4,000	$33.39	4,000
15-May-03	4,000	$34.45	4,000